Exhibit 4.1

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

ILINK HOLDINGS CORP.

This Registration Rights Agreement (this “Agreement”) is made and entered into as of June 9, 2004 by and among Ilink Holdings Corp., a Delaware corporation (including its successors and assigns, the “Company”), and the shareholders of the Company signatory hereto (the “Shareholders”).

WHEREAS, the Company and certain Shareholders have entered into a Contribution Agreement (the “Contribution Agreement”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions contained therein, the Shareholders have agreed to acquire shares of the Company’s Series 1 Convertible Preferred Stock, par value $.01 per share (the “Series 1 Preferred Stock”);

WHEREAS, the Company and certain Shareholders have entered into a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions contained therein, such Shareholders are purchasing shares of Series 1 Preferred Stock from the Company;

WHEREAS, simultaneously herewith, the Shareholders and the Company are executing and delivering a Shareholders’ Agreement (the “Shareholders Agreement”) providing, among other things, for certain rights and obligations with respect to the ownership of the shares of Series 1 Preferred Stock, and shares of the Company’s common stock to be acquired by the Shareholders upon conversion thereof;

WHEREAS, (i) to induce the Shareholders to execute and deliver the Contribution Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated thereby and (ii) to induce the Shareholders to execute and deliver the Shareholders Agreement and to consummate the transactions contemplated thereby, the Company has agreed to provide the Shareholders with the registration rights set forth in this Agreement;

WHEREAS, the Shareholders are parties to that certain Fourth Amended and Restated Registration Rights Agreement, made and entered into as of January 29, 2001, by and among IntraLinks, Inc., a Delaware corporation (“IntraLinks”), and the persons signatory thereto (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to the terms of a Certificate of Ownership and Merger, promptly following the execution of this Agreement, the Company intends to effect the merger (the “Merger”) of the Company with and into IntraLinks, with IntraLinks being the surviving corporation in the Merger;

WHEREAS, the parties hereto intend that (i) prior to the Merger, this Agreement will govern the rights and obligations of the Shareholders, on the one hand, and the Company, on the other hand, and (ii) immediately following the Merger, this Agreement will govern the rights and obligations of the Shareholders, on the one hand, and IntraLinks, as the surviving corporation in the Merger, on the other hand; and

WHEREAS, upon consummation of the Merger, the Existing Registration Rights Agreement will terminate in its entirety and this Agreement will replace and supercede in its entirety the Existing Registration Rights Agreement.

Accordingly, the parties hereto agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock of the Company, $.01 par value, as constituted as of the date of this Agreement, subject to adjustment pursuant to the provisions of Section 9 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Registration Expenses” shall mean the expenses in Section 7 hereof.

“Restricted Stock” shall mean any shares of Series 1 Preferred Stock or any shares of Common Stock issued upon conversion of such shares, in each case which are not freely tradable under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 7 hereof.

2. Required Registration.

(a) At any time on or after the first anniversary of a Qualified IPO (as defined herein) of the Company, Shareholders holding in the aggregate at least 30% of the Restricted Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) (the “Initiating Holder”) may request, in writing, that the Company effect the registration of Restricted Stock having an anticipated aggregate offering price of at least $2.0 million (based on the then current market price or fair value and including any shares to be registered pursuant to any incidental registration rights described in paragraph 2(b) hereof) in accordance with the intended methods of distribution as specified by the Initiating Holder in such notice (the “Demand Notice”); provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock. A “Qualified IPO” shall mean the completion of a firm commitment initial public offering of the Company’s Common Stock.

(b) Promptly following receipt of a Demand Notice under Section 2(a), the Company shall immediately notify (the “Company Notice”) all holders of Restricted Stock and shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the Demand Notice, the number of shares of Restricted Stock specified in such notice (and in any notices received from other holders of Restricted Stock within 20 days after their receipt of such notice from the Company). The Company shall be entitled to include in any registration statement referred to in this Section 2 shares of Common Stock to be sold by the Company for its own account. Notwithstanding the foregoing, if the proposed method of disposition specified by the Initiating Holder shall be an underwritten public offering, the number of shares of Restricted Stock to be included in such an offering will be reduced, first by the Company with respect to shares it wishes to register in such registration, and second, pro rata among the requesting holders of Restricted Stock, based on the total number of shares of Restricted Stock so requested to be registered, if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the Restricted Stock to be sold. If such method of disposition shall be an underwritten public offering, a majority of the holders of the Restricted Shares may designate the managing underwriter of such offering.

(c) The Company shall not be required to effect more than two registrations pursuant to Section 2(a) above. In addition, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Agreement more than once in any six (6) month period. Subject to the foregoing, the Company shall file a registration statement covering the Restricted Stock so requested to be registered as soon as practicable after receipt of the request or requests of the holders of the Restricted Stock. Anything to the contrary in this Section 2 notwithstanding, a registration shall not be effected pursuant to this Section 2 with respect to any Restricted Stock once such Restricted Stock otherwise may be sold to the public without restriction.

3. Form S-3 Registration.

(a) At the time that the Company is qualified to use a Form S-3 (or successor short form registration form, if applicable) for registration for shares of its own stock or for shares of its stockholders and if the Company shall receive from any holder or holders of Restricted Stock a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to Restricted Stock owned by such holder or holders, the Company will:

(i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other holders of Restricted Stock; and

(ii) as soon as practicable, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holder’s or holders’ Restricted Stock as are specified in such request, together with all or such portion of the Restricted Stock of any holder or holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the

Company, provided that (i) the Company may defer such registration for one period of up to 90 days during any 12-month period and (ii) the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Agreement (A) more than once in any twelve month period, or (B) if the Company is not entitled to use Form S-3 for registration for shares of its own stock or for shares of its stockholders. Subject to the foregoing, the Company shall file a registration statement covering the Restricted Stock so requested to be registered as soon as practicable after receipt of the request or requests of the holders of the Restricted Stock.

(b) Registrations effected pursuant to this Section 3 shall not be counted as requests for registration effected pursuant to Section 2.

(c) Anything to the contrary in this Section 3 notwithstanding, a registration shall not be effected pursuant to this Section 3 (i) for Restricted Stock with an aggregate market value of less than $2,000,000, or (ii) once the Restricted Stock otherwise may be sold to the public without restriction.

4. Incidental Registration. If the Company at any time (other than pursuant to Section 2 hereof) proposes to register any of its Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other securityholders or both (except with respect to registration statements on Form S-4 or S-8 or another form not available for registering the Restricted Stock for sale to the public), it will give written notice at such time to all holders of outstanding Restricted Stock of its intention to do so. Upon the written request of any such holder, given within 30 days after receipt of any such notice from the Company, to register any of its Restricted Stock (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Stock so registered; provided that nothing herein shall prevent the Company from abandoning or delaying such registration at any time, In the event that any registration pursuant to this Section 4 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a holder pursuant to this Section 4 to register Restricted Stock shall specify that either (i) such Restricted Stock is to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration or (ii) such Restricted Stock is to be sold in the open market without any underwriting (except as such sale may be restricted pursuant to Section 5). The number of shares of Restricted Stock to be included in such an underwriting may be reduced pro rata among the requesting holders of Restricted Stock and other requesting securityholders who request pursuant to their demand or incidental registration rights or other similar rights, based upon the total number of shares so requested to be registered, if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein.

5. Restrictions on Public Sale by Holders of Restricted Stock. Notwithstanding anything to the contrary contained in Sections 2, 3, and 4, each holder of Restricted Stock agrees, in connection with a Qualified IPO, if requested (pursuant to a written notice) by the managing underwriter or underwriters in such Qualified IPO, not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144, during the period commencing on the date of the request and continuing for not more than 180 days after the effective date of the registration statement pursuant to which the Qualified IPO shall be made or such lesser period as is required by the managing underwriter.

The foregoing provisions shall not apply to any holder of Restricted Stock if such holder is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such holder shall undertake in its request to participate in any such underwritten public offering, not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of such underwritten offering) during such period unless it has provided forty-five (45) days’ prior written notice of such sale or distribution to the managing underwriter or underwriters.

6. Registration Procedures and Expenses. If and whenever the Company is required by the provisions of Sections 2, 3 and 4 to use its best efforts to effect the registration of any of the Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 2 hereof, shall be on a form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein after provided);

(b) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and as comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

(d) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any jurisdiction);

(e) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f) use its best efforts (if the offering is underwritten) to furnish, at the request of any underwriter, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements, the notes thereto, and the financial schedules and other financial and statistical data contained therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by such seller or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or seller may reasonably request; and

(g) during normal business hours and with reasonable notice, make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other, records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and permit such seller, attorney, accountant or agent to participate in the preparation of such registration statement.

For purposes of paragraphs (a) and (b) above, the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby or six months after the effective date thereof.

In connection with each registration hereunder, the selling holders of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

In connection with each registration pursuant to Sections 2, 3 and 4 hereof covering an underwritten public offering, the Company agrees to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company’s size and investment stature, provided, however, that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof and provided, further, however, that the time and place of the closing under said agreement shall be as mutually agreed upon among the Company and such managing underwriter.

Notwithstanding anything to the contrary contained herein, the Company shall not be required to include any class of securities in a registration statement other than Common Stock.

7. Expenses. All expenses incurred by the Company in complying with Sections 2, 3 and 4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and disbursements of one counsel for the sellers of Restricted Stock, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and fees, but excluding any Selling Expenses, are herein called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are herein called “Selling Expenses”.

The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Sections 2, 3 and 4 hereof.

8. Indemnification. In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 2, 3 and 4 hereof, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder and each underwriter of Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 2,

3 and 4 hereof, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by such seller, such underwriter or such controlling person in writing specifically for use in such registration statement or prospectus.

In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 2, 3 or 4 hereof, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 2, 3 or 4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds (net of underwriting discounts and commissions) received by such seller from the sale of Restricted Stock covered by such registration statement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 8. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

If the indemnification provided for in the first two paragraphs of this Section 8 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the underwriters and the sellers of such Restricted Stock, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under the third paragraph of this Section 8. The relative fault shall be determined by reference to, among other things, whether the untrue statement, or, in the case of the Company only, the alleged untrue statement, of a material fact relates to information supplied by the Company, on the one hand, or the underwriters and the sellers of such Restricted Stock, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of you agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the sellers of such Restricted Stock were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, the sellers of such Restricted Stock shall not be required to contribute any amount in excess of the amount, if any, by which the total price at which the Common Stock sold by each of them was offered to the public exceeds the amount of any damages which they would have otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

The indemnification of underwriters provided for in this Section 7 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters. In that event the indemnification of the sellers of Restricted Stock in such underwriting shall at the sellers’ request be modified to conform to such terms and conditions.

9. Changes in Common Stock. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

10. Representations and Warranties of the Company. The Company represents and warrants to you as follows:

(a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation as amended or By-laws as amended of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to considerations of public policy in the case of the indemnification provisions hereof.

11. Rule 144 Reporting. The Company agrees with you as follows:

(a) The Company shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date it is first required to do so.

(b) The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time after the Company has become subject to such reporting requirements of the Exchange Act.

(c) The Company shall furnish to such holder of Restricted Stock forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after the date it first becomes subject to such reporting requirements, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as a holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Restricted Stock to sell any such securities without registration.

12. Additional Covenant.

The Company shall only be permitted to grant to any securityholder registration rights pursuant to this Agreement or any other agreement which rank subordinate to those registration rights granted to the holders of its Series 1 Preferred Stock.

13. Miscellaneous.

(a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, the registration rights conferred herein on the holders of Restricted Stock shall inure to the benefit of any and all subsequent holders from time to time of the Restricted Stock.

(b) All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered mail, postage prepaid, addressed as follows:

if to the Company, to such address as may hereafter be designated in writing by the Company;

if to any of the Shareholders, to him or it at his or its address listed in the Company’s records;

if to any subsequent holder of Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Restricted Stock) or to the holders of Restricted Stock (in the case of the Company).

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provision that would cause the laws of any jurisdiction other than the State of New York to apply.

(d) Upon consummation of the Merger, the Existing Registration Rights Agreement shall terminate in its entirety and this Agreement shall replace and supercede in its entirety the Existing Registration Rights Agreement.

(e) Each of the Shareholders agrees that during the term of this Agreement such Shareholder will take such reasonable actions as may be necessary to effect the purposes of this Agreement. The Company agrees to execute and deliver any further instruments or documents and to take all such further action necessary to cause its successor in the Merger to assume its rights and obligations under this Agreement.

(f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in writing signed by the Company and the holders of not less than 60% of the Restricted Stock then outstanding; provided that any such amendment which would adversely affect the rights of any holder(s) of Restricted Stock must also be approved in writing by holder(s) who would be so adversely affected.

(g) This Agreement may be executed in two or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this Agreement, whereupon this Agreement shall be a binding agreement between the Company and you.

Very truly yours,

ILINK HOLDINGS CORP.

By:	/s/ HABIB KAIROUZ
	Name:	Habib Kairouz
	Title:	President

AGREED TO AND ACCEPTED as of the date first above written:

RHO VENTURES IV, L.P.

By:	Rho Management Ventures IV, L.L.C., General Partner

By:	/s/ MARK LESCHLY
Name	Mark Leschly
Title:	Managing Partner

RHO VENTURES IV GmbH & CO. BETEILIGUNGS KG

By:	Rho Capital Partners Verwaltungs GmbH, General Partner

By:	/s/ MARK LESCHLY
Name	Mark Leschly
Title:	Managing Partner

RHO VENTURES IV (QP), L.P.

By:	Rho Management Ventures IV, L.L.C., General Partner

By:	/s/ MARK LESCHLY
Name	Mark Leschly
Title:	Managing Partner

Signature Page to

Registration Rights Agreement

Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this Agreement, whereupon this Agreement shall be a binding agreement between the Company and you.

Very truly yours,

ILINK HOLDINGS CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED as of the date first above written:

LAGO VENTURES FUND ONE LIMITED

By:	/s/ DAPHNE DELANEY
Name:	Daphne Delaney
Title:	Director

Signature Page to

Registration Rights Agreement

RHO MANAGEMENT TRUST I

By:	Rho Capital Partners, Inc., as Investment Advisor

By:	/s/ MARK LESCHLY
Name:	Mark Leschly
Title:	Managing Partner

SOROS PRIVATE EQUITY INVESTORS, LP

By:	/s/ JOHN F. BROWN
Name:	John F. Brown
Title:	Attorney-in-Fact

REUTERS HOLDINGS SWITZERLAND S.A.

By:	/s/ ERIC LINT
Name:	Eric Lint
Title:	Attorney in Fact

EUCLID PARTNERS IV, L.P.
EUCLID Associates IV, L.P.

By:	/s/ MILTON J. PAPPAS
Name:	Milton J. Pappas
Title:	General Partner

ATWILL HOLDINGS LIMITED

By:	/s/ ABDELELAH S. BIN MAHFOUZ
Name:	Abdelelah S. Bin Mahfouz
Title:	Director

EUCLIDSR ASSOCIATES, L.P.

By:	/s/ MILTON J. PAPPAS
	Name:	Milton J. Pappas
	Title:	General Partner

- 16 -	Signature Page to Registration Rights Agreement

LAGO VENTURES FUND ONE LIMITED

By:	/s/ DAPHNE DECANEY
	Name:	Daphne Decaney
	Title:	Director

CANAAN EQUITY II L.P. (QP)
By:	Canaan Equity Partners II LLC

By:	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member / Manager

CANAAN EQUITY II L.P.
By:	Canaan Equity Partners II LLC

By:	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Member / Manager

CANAAN EQUITY II ENTREPRENEURS LLC
By:	Canaan Equity Partners II LLC

By:	/s/ JAMES C. FURNIVALL
Name:	James C. Furnivall
Title:	Manager

James Frunivall

/s/ JAMES FURNIVALL

Gregory Kopchinsky

/s/ GREGORY KOPCHINSKY

- 17 -	Signature Page to Registration Rights Agreement

Deepak Kamra

/s/ DEEPAK KAMRA

Guy Russo

/s/ GUY RUSSO

Wael Alsagar

/s/ WAEL ALSAGAR

NEW YORK SMALL BUSINESS VENTURE FUND LLC

By:	/s/ KATHRYN S. WYLDE
Name:	Kathryn S. Wylde
Title:	President

APA EXCELSIOR V PARTNERS, L.P.
By:	APA Excelsior V Partners, L.P., its General Partner
By:	Apax Managers, Inc., its General Partner

By:	/s/ GREG CASE
Name:	Greg Case
Title:	Vice President

P/A FUND III, L.P.
By:	APA Pennsylvania Partners III, L.P.
By:	Apax Managers, Inc., its General Partners

By:	/s/ GREG CASE
Name:	Greg Case
Title:	Vice President

- 18 -	Signature Page to Registration Rights Agreement

PATRICOF PRIVATE INVESTMENT CLUB II, L.P.
By:	APA Excelsior V Partners, L.P., its General Partner
By:	Apax Managers, Inc., its General Partner

By:	/s/ GREG CASE
Name:	Greg Case
Title:	Vice President

HEWM INVESTORS LLC – FUND VI

By:	/s/ PETER J. PATTERSON
Name:	Peter J. Patterson
Title:	Fund Administrator

W&C PARTNERS

By:	/s/ ROBERT H. WERBEL
Name:	Robert H. Werbel
Title:	Partner

Patrick Wack

/s/ PATRICK WACK

Arthur B. Sculley

/s/ ARTHUR B. SCULLEY

John Sculley

/s/ JOHN SCULLEY
John Sculley

- 19 -	Signature Page to Registration Rights Agreement

JOHN SCULLEY IRREVOCABLE TRUST F/B/O M. ALLNATT

By:	/s/ JOHN SCULLEY
Name:	John Sculley
Title:

Arthur B. Sculley, Jr.

/s/ ARTHUR B. SCULLEY, POA

SCULLEY FAMILY TRUST

By:	/s/ DAVID W. SCULLEY
Name:	David W. Sculley
Title:	Trustee

SCULLEY INVESTMENT LTD. PARTNERSHIP

By:	/s/ JOHN SCULLEY
Name:	John Sculley
Title:

THERESA SCULLEY

/S/ THERESA SCULLEY

Joshua Angel, IRA

/s/ JOSHUA ANGEL

Rita Angel, IRA

/s/ RITA ANGEL

- 20 -	Signature Page to Registration Rights Agreement

Robert L. Lerner

/s/ ROBERT L. LERNER

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:	/s/ DAVID PIACQUAD
Name:	David Piacquad
Title:	VP, Business Development

SOLAR GROUP S.A.

By:	/s/ JAMES J. TODD
Name:	James J. Todd
Title:	Assistant Secretary to Solar Group

PIERRE S. DU PONT, V

/s/ PIERRE S. DU PONT, V

IRREVOCABLE GENERATION SKIPPING TRUST between PIERRE S. DU PONT, V, as Trustor, and PIERRE S. DU PONT, IV, as Trustee, dated March 18, 1998

By:	/s/ PIERRE S. DU PONT, V
Name:	Pierre S. Du Pont, V
Title:	Trustee

BENJAMIN DU PONT

/s/ BENJAMIN DU PONT

POMEROY INVESTMENTS LLC

By:	/s/ DARLA POMEROY
Name:	Darla Pomeroy
Title:	Manager

- 21 -	Signature Page to Registration Rights Agreement

SUSANNE ELLIOT

/s/ SUSANNE ELLIOT

- 22 -	Signature Page to Registration Rights Agreement